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                                                                       EXHIBIT 5


                               THE PAIDEIA SCHOOL


                               February 11, 1999


Kenan G. Loomis, Esquire
Smith Helms Mulliss & Moore, L.L.P.
1355 Peachtree St., NE, Suite 750
Atlanta, GA 30309

     Re:  Transfer of Candela Corporation Stock to Paideia

Dear Mr. Loomis:

     I am in receipt of and thank you for your transfer of 80,000 shares of Candela Corporation stock to Paideia. The purpose of this letter is to set forth how the shares have been allocated.

     As you are aware, you executed a Promissory Note in favor of K. Terry Dornbush on December 13, 1998 for the purchase of the Candela shares. This note was transferred from Mr. Dornbush to Paideia via an assignment dated February 11, 1999. As of today's date, the total owing under the Note equals $284,474.60.

     At the time of your transfer, the Candela stock had a market value of $8.0625 per share as of the close on February 10, 1999. Accordingly, we have attributed 35,284 shares to the payment of the above-referenced Note. This is to confirm that the Note has been paid in full and is now completely satisfied.

     The remainder of your transfer of 44,716 shares has a market value of $360,522.75 as of the close on February 10, 1999. This is to confirm that you have donated this amount to Paideia which is a 501(c)(3) non-profit organization. You may use this letter as confirmation of Paideia's status as a non-profit organization should you elect to pursue a charitable contribution deduction pursuant to IRC Section 170.

     Again, we greatly appreciate the donation you have made to Paideia and wish you the best of luck in the future.

                         Sincerely,

                         /s/ PETER J. ANDERSON
                        ----------------------------------
                        Peter J. Anderson
                        Chairman of the Board of Trustees


    1509 Ponce de Leon Avenue * Atlanta, GA 30307 * Telephone (404) 377-3491